Exhibit 99.1

HCP Announces Pricing of Debt Financing By Quality Care Properties In Connection With Planned Spin-Off

IRVINE, Calif., October 3, 2016 /PRNewswire/ -- HCP (NYSE:HCP) today announced that its wholly owned subsidiary, Quality Care Properties, Inc. (“QCP”), has priced an offering of $750 million in aggregate principal amount of 8.125% Senior Secured Second Lien Notes due 2023 (the “Notes”).  The Notes will be issued by wholly owned subsidiaries of QCP, and will be guaranteed by QCP and certain of its other subsidiaries.  The offering of the Notes is expected to close on or about October 17, 2016, subject to certain closing conditions. In addition to the Notes, HCP also announced that QCP has agreed to terms on a $1.0 billion in aggregate principal amount first lien six-year term loan at LIBOR (subject to a 1% floor) plus 5.25%, and a $100 million first lien five-year revolving credit facility at LIBOR plus 5.25%.

The offering of the Notes is being made, and the term loan is being entered into, in connection with the planned spin-off of QCP to HCP stockholders, which is expected to be completed in the fourth quarter of 2016, subject to certain conditions, including the effectiveness of QCP’s Registration Statement on Form 10.  The proceeds from the Notes offering will be placed into escrow until the satisfaction of certain escrow release conditions, including completion of the spin-off.  QCP will use the net proceeds from the offering and the term loan to pay the cash portion of the consideration for properties and assets that it will receive from HCP prior to the spin-off.  HCP will use such funds to repay indebtedness and for general corporate purposes.

The Notes will be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act.  The offer and sale of the Notes have not been registered under the Securities Act, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP was the first healthcare REIT selected to the S&P 500 index.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the Notes and the Spin-Off. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements.  These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected.  You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors, all of which are difficult to predict and many of which are beyond our control, including, but not limited to the ability of HCP and QCP to satisfy any necessary conditions to complete the Spin-Off and to meet the other escrow release conditions.

Contact

Thomas M. Herzog

Executive Vice President and Chief Financial Officer

(949) 407-0400